UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 1, 2016

NEKTAR THERAPEUTICS

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24006	94-3134940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

455 Mission Bay Boulevard South

San Francisco, California 94158

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (415) 482-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

On March 1, 2016, AstraZeneca announced that it had entered into an agreement with ProStrakan Group plc (“ProStrakan”), a subsidiary of Kyowa Hakko Kirin Co. Ltd., granting ProStrakan exclusive marketing rights to Moventig® (naloxegol) in the European Union (EU), Iceland, Liechtenstein, Norway and Switzerland (the “Territory”). Under the terms of that agreement, ProStrakan will make a $70 million upfront payment to AstraZeneca and additional payments based on achieving market access milestones, tiered net sales royalties, as well as sales milestones. Nektar Therapeutics (“Nektar”) and AstraZeneca are parties to a global license agreement (the “License Agreement”) for naloxegol, which is branded as Moventig® in the Territory. Under the License Agreement, AstraZeneca and Nektar will share the upfront payment, market access milestones, royalties and sales milestones from ProStrakan with AstraZeneca receiving 60% and Nektar receiving 40%. This payment sharing arrangement is in lieu of other royalties payable by AstraZeneca to Nektar under the License Agreement for ProStrakan and a portion of the sales milestones as described below. Nektar’s 40% share of royalty payments made by ProStrakan to AstraZeneca will be financially equivalent to Nektar receiving high single-digit to low double-digit royalties dependent on the level of ProStrakan’s net sales. Reasonable payment amounts made by ProStrakan to AstraZeneca for product supply and for reimbursement of research and development will not be subject to the revenue sharing arrangement with Nektar. ProStrakan’s Moventig® net sales will be included for purposes of achieving the annual global sales milestones payable to Nektar by AstraZeneca and will also be included for purposes of determining the applicable ex-U.S. royalty tier schedule under the License Agreement. The global sales milestones under the License Agreement will be reduced in relation to the amount of ProStrakan Moventig® net sales that contribute to any given annual sales milestone target.

The information in this Item 7.01 is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise stated in such filing.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

	By:	/s/ Gil M. Labrucherie
Gil M. Labrucherie
General Counsel and Secretary

Date: March 1, 2016